Exhibit 99.1

FROM: P.A.M. TRANSPORTATION SERVICES, INC.

P.O. BOX 188

Tontitown, AR 72770

Allen W. West

(479) 361-9111

P.A.M. TRANSPORTATION SERVICES, INC.

ANNOUNCES RESULTS FOR THE SECOND QUARTER

ENDED JUNE 30, 2016

Tontitown, Arkansas, July 27, 2016......P.A.M. Transportation Services, Inc. (NASDAQ: PTSI) today reported net income of $3,992,224, or diluted and basic earnings per share of $0.61 for the quarter ended June 30, 2016, and net income of $6,926,876, or diluted and basic earnings per share of $1.01 for the six month period then ended. These results compare to net income of $7,039,203, or diluted earnings per share of $0.94 ($0.95 basic), and net income of $12,408,422, or diluted earnings per share of $1.66 ($1.67 basic), respectively, for the three and six months ended June 30, 2015.

Base revenue, which excludes fuel surcharge revenue, increased 8.6% to $98,920,847 for the second quarter of 2016 compared to $91,052,849 for the second quarter of 2015, while fuel surcharge revenue decreased 25.8% to $12,594,737 for the second quarter of 2016 compared to $16,980,278 for the second quarter of 2015. As a result, total operating revenues increased to $111,515,584 for the second quarter of 2016 compared to $108,033,127 for the second quarter of 2015. For the six months ended June 30, 2016, base revenue, which excludes fuel surcharge revenue, increased 10.8% to $192,569,794 compared to $173,737,418 during the six months ended June 30, 2015, while fuel surcharge revenue decreased 33.3% to $22,535,011 for the first six months of 2016 compared to $33,778,862 for the first six months of 2015. As a result, total operating revenues increased 3.7% to $215,104,805 for the first six months of 2016 compared to $207,516,280 for the first six months of 2015. The decline in fuel surcharge revenue for each of the periods was due to the significant decline in retail fuel prices during the periods compared.

Daniel H. Cushman, President of the Company, commented, “During the second quarter of 2016, we continued to experience some weakness in the market for our services but were able to continue our positive trend of revenue growth. Our base revenue growth on a year-to-date basis is approximately 11% for our trucking division, resulting primarily from an increase in our overall fleet size and to growth in our Dedicated and Mexico divisions. Fuel surcharge revenues continue to be lower on a year-over-year basis as fuel prices remained lower in 2016. Our lower margins are not necessarily the result of less profitable freight selection but are primarily related to an increase in our normal operating costs, which cannot currently be passed on to customers, and to entry costs as we expand into new markets we wish to add to our service profile.

“During the first quarter of this year, we discussed enhancements to our driver recruiting and retention programs which would continue to impact driver acquisition costs throughout 2016. The related additional driver acquisition costs during the second quarter of 2016 were approximately $1.0 million when compared to the second quarter of 2015 and $2.5 million when comparing the first six months of this year versus the first six months of last year. Due to the incremental nature of costs under these programs, we continue to expect the year-over-year impact to lessen throughout the remainder of 2016.

“While the driver related costs were an expected increase for 2016, we decided to push ahead with our growth objectives in order to obtain market share in certain markets where we have not historically had a strong presence. We have seen tremendous downward rate pressure in the marketplace, which has been very challenging but has also presented us with new opportunities. In the automotive sector, where we have a significant presence, we have seen shippers test the market for lower rates and have experienced rate drops as a result of new carriers entering that sector. We knew that testing would also be happening in the retail and manufacturing sectors where there could be opportunities for us to gain market share. As a result of the market tests, shippers in these sectors were also adding to their carrier base, which provided an opportunity for us to gain entry. The entry costs would come at a higher price due to increased driver costs; however, we wanted to maintain our current customer base and build around that base with more capacity. We believe this positions us for exponential improvement when the general freight market rebounds and capacity begins to tighten, but also provides us with the flexibility to downsize quickly should a freight recovery take longer than anticipated. This approach has allowed us to grow revenues and expand our market representation. We also believe that more carriers were added to the retail and manufacturing sectors than those added to the automotive sector. The competition in those two sectors was intense, but the growth was rewarding in that it was new business with new customers for us.

“Also mentioned last quarter were challenges faced with increased costs associated with fuel and employee health care costs. During the second quarter of 2016, net fuel costs began to normalize and were comparable to the second quarter of last year and therefore remain at an increase of $1.2 million during the first six months of 2016 when compared to the first six months of 2015. However, our health care costs continued to be elevated during the second quarter of 2016 when compared to the second quarter of 2015 and are higher by $1.5 million for the first six months of 2016 as compared to the first six months of 2015.

“We also experienced lower gains on the sale of our used trucks during the second quarter of 2016 compared to the second quarter of 2015, as used truck prices remain depressed due to inflated used truck inventory levels.

“During the second quarter, we finalized the modified Dutch auction tender offer that was initiated during the first quarter of 2016. As a result of the Dutch auction, the Company repurchased 567,413 shares of its common stock in April 2016. Also during the second quarter, the Company repurchased 106,895 shares of its common stock in open market transactions. A total of approximately 2.3 million shares of common stock have been repurchased by the Company since its first Dutch auction in 2013. Approximately 330,000 shares remain available for purchase under our previously authorized stock repurchase program.”

P.A.M. Transportation Services, Inc. is a leading truckload dry van carrier transporting general commodities throughout the continental United States, as well as in the Canadian provinces of Ontario and Quebec. The Company also provides transportation services in Mexico through its gateways in Laredo and El Paso, Texas under agreements with Mexican carriers.

Certain information included in this document contains or may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements may relate to expected future financial and operating results or events, and are thus prospective. Such forward-looking statements are subject to risks, uncertainties and other factors which could cause actual results to differ materially from future results expressed or implied by such forward-looking statements. Potential risks and uncertainties include, but are not limited to, excess capacity in the trucking industry; surplus inventories; recessionary economic cycles and downturns in customers' business cycles; increases or rapid fluctuations in fuel prices, interest rates, fuel taxes, tolls, license and registration fees; the resale value of the Company's used equipment and the price of new equipment; increases in compensation for and difficulty in attracting and retaining qualified drivers and owner-operators; increases in insurance premiums and deductible amounts relating to accident, cargo, workers' compensation, health, and other claims; unanticipated increases in the number or amount of claims for which the Company is self-insured; inability of the Company to continue to secure acceptable financing arrangements; seasonal factors such as harsh weather conditions that increase operating costs; competition from trucking, rail, and intermodal competitors including reductions in rates resulting from competitive bidding; the ability to identify acceptable acquisition candidates, consummate acquisitions, and integrate acquired operations; a significant reduction in or termination of the Company's trucking service by a key customer; and other factors, including risk factors, included from time to time in filings made by the Company with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks and uncertainties, the forward-looking events and circumstances discussed above and in company filings might not transpire.

P.A.M. Transportation Services, Inc. and Subsidiaries Key Financial and Operating Statistics (unaudited)

	Quarter Ended June 30,		Six Months Ended June 30,
	2016	2015	2016	2015

Revenue, before fuel surcharge	$98,920,847	$91,052,849	$192,569,794	$173,737,418
Fuel surcharge	12,594,737	16,980,278	22,535,011	33,778,862
	111,515,584	108,033,127	215,104,805	207,516,280

Operating expenses and costs:
Salaries, wages and benefits	27,841,137	26,566,050	55,323,467	52,499,374
Operating supplies and expenses	21,041,769	24,125,503	40,160,433	47,290,781
Rent and purchased transportation	40,717,839	33,570,340	78,104,879	62,627,216
Depreciation	9,668,445	7,743,511	18,845,181	15,300,712
Insurance and claims	4,490,548	3,950,624	8,548,983	7,356,256
Other	2,014,179	2,288,198	4,183,793	4,667,683
Gain on disposition of equipment	(1,612,392)	(2,092,948)	(3,002,226)	(3,254,360)
Total operating expenses and costs	104,161,525	96,151,278	202,164,510	186,487,662

Operating income	7,354,059	11,881,849	12,940,295	21,028,618

Interest expense	(909,522)	(643,671)	(1,731,843)	(1,260,453)
Non-operating (loss) income	(10,195)	272,298	(32,461)	516,977

Income before income taxes	6,434,342	11,510,476	11,175,991	20,285,142
Income tax expense	2,442,118	4,471,273	4,249,115	7,876,720

Net income	$3,992,224	$7,039,203	$6,926,876	$12,408,422

Diluted earnings per share	$0.61	$0.94	$1.01	$1.66

Average shares outstanding – Diluted	6,571,527	7,474,026	6,858,333	7,470,787

	Quarter Ended June 30,		Six Months Ended June 30,
Truckload Operations	2016	2015	2016	2015

Total miles	60,682,053	55,604,228	118,044,732	107,440,496
Operating ratio (1)	91.98%	85.58%	92.83%	86.60%
Empty miles factor	6.28%	6.45%	6.41%	6.52%
Revenue per total mile, before fuel surcharge	$1.43	$1.43	$1.43	$1.42
Total loads	84,540	77,903	164,232	150,039
Revenue per truck per work day	$709	$684	$694	$663
Revenue per truck per week	$3,545	$3,420	$3,470	$3,315
Average company-driver trucks	1,357	1,415	1,368	1,423
Average owner operator trucks	559	402	535	382

Logistics Operations
Total revenue	$12,041,179	$11,541,414	$23,583,019	$21,696,580
Operating ratio	96.81%	96.39%	96.53%	97.01%

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1)

Operating ratio is calculated based upon total operating expenses, net of fuel surcharge, as a percentage of revenue, before fuel surcharge. We use revenue, before fuel surcharge, and operating expenses, net of fuel surcharge, because we believe that eliminating this sometimes volatile source of revenue affords a more consistent basis for comparing our results of operations from period to period.